Exhibit 99.2

FOR IMMEDIATE RELEASE:

Clint Woods
713-627-2223 x 119
Mobile: 512-297-7006
cwoods@piercom.com

or

Ben Wheatley
713-627-2223 x 103
Mobile: 713-865-6845
bwheatley@piercom.com
Booth # 1641

Cooper Cameron Valves Launches ActraCam™ Actuator

Actuator and Control System for Cameron Valves Delivers Long-Term Reliability;
Pre-Certified Solution Simplifies Purchasing, Installation and Maintenance

HOUSTON (May 3, 2004)—Cooper Cameron Valves, a leading provider of ANSI class valves and related systems, introduced its line of ActraCam™ actuators today. ActraCam is a full line of high-pressure natural gas-powered rotary actuators and controls that complement the reliable, long-term operation of the Cameron ball valve.

The ActraCam actuator will make the entire selection and engineering process simpler and save customers time, effort and cost. Customers will find this solution provides a single source of accountability for the automated valve package.

A distinct feature of the ActraCam actuator is its ability to precisely match the actuator’s torque output to valve requirements. It is directly mounted on the valve, which simplifies field installation and eliminates the need for customized mounting hardware. ActraCam uses the robust travel stops of the Cameron ball valve, which alleviates the need for actuator travel stops or related field adjustments.

“Our pipeline customers have always wanted a robust, durable and reliable valve, actuator and control assembly,” said Jason Broussard, Senior Marketing Manager for Cooper Cameron Valves. “And by single-sourcing the entire assembly, we are reducing our customers’ pain during valve selection and purchasing. At the same time, we are delivering a pre-certified solution which has the potential to significantly reduce costs for pipeline operators over the lifetime of the system.”

Cooper Cameron Valves has developed an innovative, universal, easy-to-use control system. The modular manifold reduces the equipment’s footprint and provides simplified installation and operation. The ActraCam control system virtually eliminates oil vapors entrained in the power gas prior to release by using a patented recirculating process.

Extensive testing is being performed on the ActraCam system. Any customer buying this system will have a solution certified by a leading certification and quality assurance organization. For more information about the ActraCam product line please visit www.actracam.com or visit booth 1641 at OTC conference May 3-6 at Reliant Arena.

About Cooper Cameron Valves
 Cooper Cameron Valves, a division of Cooper Cameron Corporation (NYSE: CAM), is a manufacturer of a wide variety of valves, chokes, actuators, controls and related aftermarket services used in oil and gas production and pipelines and industrial process markets. Cooper Cameron is also a leading manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling and production in onshore, offshore and subsea applications, centrifugal air compressors integral and separable gas compressors and turbochargers and provides oil and gas separation equipment.

Certain statements in this release with regard to the performance of new products, their acceptance by customers and possible cost savings may be considered forward-looking statements, made in the reliance upon the safe harbor provisions of the private Securities Litigation Reform Act of 1995. Actual results may differ materially from those described in forward-looking statements.

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